Exhibit 4
FIRST AMENDMENT TO
AMENDED AND RESTATED LOAN AGREEMENT
This First Amendment (this “Amendment”) to Amended and Restated Loan Agreement, effective as of March 31, 2008 and signed as of April 8, 2008, is entered into between CORUS BANKSHARES, INC., a Minnesota corporation (the “Borrower”) and LASALLE BANK NATIONAL ASSOCIATION (the “Bank”).
A. The parties have previously entered into an Amended and Restated Loan Agreement dated as of February 28, 2007 (collectively, with all amendments thereto, the “Agreement”).
B. The Borrower and Bank have agreed to amend the Agreement in certain respects and the parties hereto wish to set forth their understanding in this Amendment.
NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
1. All capitalized terms used herein without definition shall have the meaning given such terms in the Agreement.
2. Paragraph 1 of the Agreement is deleted in its entirety and in lieu thereof is inserted the following:
1.	Commitment of the Bank.
The Bank agrees to extend a Revolving Loan to the Borrower in the principal amount of up to FIFTY MILLION DOLLARS ($50,000,000) (the “Revolving Loan”). The Revolving Loan will be evidenced by the Note (as such term is defined below), and secured by the Pledge Agreement (as such term is defined below) in accordance with terms and subject to the conditions set forth in this Agreement, the Note and the Pledge Agreement.
3. The first sentence of Paragaph 3 is deleted in its entirety and in lieu thereof is inserted the following:
The Loans shall be evidenced by an Amended and Restated Revolving Note (the “Revolving Note”), executed by the Borrower in the principal amount of $50,000,000 and shall be in the form set forth in Exhibit A hereto (the Revolving Note is sometimes hereafter referred to as the “Note”). All references to the “Revolving Note” or “Note” in the Agreement shall hereafter be deemed to refer to the Amended and Restated Revolving Note attached to the Amendment as Exhibit A.
4. Paragraph 4 of the Agreement is hereby deleted in its entirety, effective on the date hereof.

5. In order to induce the Bank to execute and deliver this Amendment, Borrower hereby represents to the Bank that as of the date hereof and as of the time that this Amendment becomes effective, as follows:
(a) it has all necessary power and authority to execute and deliver this Amendment and perform its obligations hereunder;
(b) this Amendment and the Agreement, as amended hereby, constitute the legal, valid and binding obligations of Borrower and are enforceable against Borrower in accordance with their terms;
(c) each of the representations and warranties set forth in Section 5 of the Agreement is, and shall be and remain, true and correct;
(d) Borrower is, and shall be and remain, in full compliance with all of the terms and conditions of the Agreement and other loan documents, and except as disclosed to the Bank in writing, no event of default has occurred under the Agreement or any document in connection therewith; and
(e) after giving effect to this Amendment, no fact or circumstance exists which with the lapse of time, the giving of notice or both would constitute an event of default under the Agreement.
6. This Amendment shall be effective as of the date hereof but only when the Bank shall have received:
(a)	this Amendment which has been signed by the Borrower and the Bank;

(b)	the executed Amended and Restated Revolving Note dated as of March 31, 2008 in the original principal amount of $50,000,000.00; and

(c)	such other documents as the Bank deems reasonably necessary.
7. Borrower expressly acknowledges and agrees that all collateral, security interests, liens, pledges, and mortgages heretofore, under this Amendment, or hereafter granted to Bank, including, without limitation, such collateral, security interests, liens, pledges and mortgages granted under the Agreement, the Pledge Agreement, and all other supplements to the Agreement and the Pledge Agreement, extend to and cover all of the obligations of Borrower to Bank, now existing or hereafter arising including, without limitation, those arising in connection with the Agreement, as amended by this Amendment, upon the terms set forth in such agreements, all of which security interests, liens, pledges, and mortgages are hereby ratified, reaffirmed, confirmed and approved.
8. The parties hereto acknowledge and agree that the terms and provisions of this Amendment amend, add to and constitute a part of the Agreement. Except as expressly modified and amended by the terms of this Amendment, all of the other terms and conditions of the Agreement and all documents executed in connection therewith or referred to or incorporated therein remain in full force and effect and are hereby ratified, reaffirmed, confirmed and approved.

9. If there is an express conflict between the terms of this Amendment and the terms of the Agreement, or any of the other agreements or documents executed in connection therewith or referred to or incorporated therein, the terms of this Amendment shall govern and control.
10. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original.
11. This Amendment was executed an delivered in Chicago, Illinois and shall be governed by and construed in accordance with the internal laws (as opposed to conflicts of law provisions) of the State of Illinois.
IN WITNESS WHEREOF, this Amendment has been signed as of April 8, 2008 and is effective as of March 31, 2008.

CORUS BANKSHARES, INC.

By: Its:

LASALLE BANK NATIONAL ASSOCIATION

By:

Its:

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EXHIBIT A
AMENDED AND RESTATED
REVOLVING NOTE

$50,000,000.00	Date: as of March 31, 2008
On February 28, 2010, for value received, CORUS BANKSHARES, INC., a Minnesota corporation (the “Maker”), hereby promises to pay to the order of LASALLE BANK NATIONAL ASSOCIATION (the “Payee”) the principal sum of FIFTY MILLION and 00/100 DOLLARS ($50,000,000.00), together with interest computed on the actual number of days elapsed on the basis of a 360 day year, on any and all principal amounts remaining unpaid hereunder from time to time outstanding from June 30, 2008 and continuing on the last day of each September, December, March and June thereafter. A final payment of outstanding principal and interest will be due and payable on February 28, 2010.
Any amount of interest or principal hereof which is not paid when due, whether at stated maturity, by acceleration, or otherwise, shall bear interest payable on demand at an interest rate per annum equal at all times to two percent (2%) above the interest rate on this Amended and Restated Revolving Note (the “Revolving Note”).
All payments hereunder shall be applied first to interest then due on the unpaid principal balance at the rate herein specified and then to principal. All payments of principal and interest on this Revolving Note shall be payable in lawful money of the United States of America.
Principal and interest shall be paid to the Payee at its office at 135 South LaSalle Street, Chicago, Illinois, or at such other place as the holder of this Revolving Note may designate in writing to the Maker.
This Revolving Note evidences indebtedness incurred under that certain Amended and Restated Loan Agreement dated as of February 28, 2007 (as amended from time to time, the “Loan Agreement”) between the Maker and the Payee, to which reference is hereby made. This Revolving Note is entitled to all of the benefits provided in the Loan Agreement. The terms of the Loan Agreement are incorporated herein by reference. This Revolving Note may be declared due as provided in the Loan Agreement.
In the event of default, any indebtedness due from the holder may be set off and applied against this Revolving Note, whether due or not. The Maker also agrees to pay all costs of collection, including court costs and reasonable attorneys, fees incurred by the holder.
This Revolving Note replaces that certain Revolving Note in the original principal amount of $150,000,000, dated February 28, 2007, and does not constitute payment thereof or a novation therefor.

CORUS BANKSHARES, INC.

By: Its:

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